CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use and inclusion on Form 10KSB dated April 3, 2006, of Pipeline Data Inc., of our report dated March 10, 2006 with respect to the financial statements of Pipeline Data Inc. for the years ended December 31, 2005 and 2004.

/s/ Drakeford & Drakeford, LLC

Certified Public Accountants

April 3, 2006